Exhibit 99.2

NeurogesX, Inc.

First Quarter 2010 Conference Call

May 11, 2010

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. First Quarter 2010 conference call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements regarding planned commercialization and sales strategies, as well as the expected benefits of such strategies and the effect such strategies may have on sales and revenue expectations; expectations regarding reimbursement for Qutenza, including the receipt and timing of any product specific reimbursement codes; the estimated usage profile of patients that may use Qutenza and physicians that may prescribe Qutenza; sales and marketing expenses for 2010 and into 2011, including the rate of increase of such expenses over 2010 and into 2011; the timing and scope of commercial launch of Qutenza® in the United States and European Union; the roles and activities of Astellas in commercialization of Qutenza in the European Union; the timing of re-entry of NGX-1998 into clinical development; the sufficiency of cash resources to fund the Company’s operations into 2011; and expected sources of capital.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with SEC, including our Form 10-K, which we filed with the SEC on March 19, 2010 and our most recent Form 10-Q for the first quarter of 2010, which will be filed with the SEC later this week.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thank you all for joining us today.

Today we will give you an update on our first quarter 2010 activities and comment on the recent launch of Qutenza. As you know we are just into the 6th week of launch and so far, we are pleased with how things are playing out in the market. Physician interest in Qutenza has been positive. We are building on this interest to help lay the foundation for long term sales growth by 1) gaining physicians commitment to prescribe Qutenza, 2) training physician offices on how to administer Qutenza, 3) educating physician offices on how to acquire Qutenza and 4) establishing reimbursement for Qutenza and supporting physician and patients reimbursement issues. I will update you shortly on more of the specifics regarding these activities. Later in this call, Stephen will talk more about our first quarter financials, and quantify some of the metrics we are using to gauge early adoption of Qutenza.

With the launch of Qutenza on April 5, 2010, we believe we have added an important new treatment option for patients suffering from PHN and of course for the physicians who treat them. To make this possible, we spent the first quarter of 2010 completing the build out of our commercial infrastructure.

We are very pleased with the talented and seasoned individuals who make up our 40-person sales team of representatives and management. This team has in depth experience selling novel physician administered products and devices, and they understand the importance of customer support when it comes to training, product acquisition and reimbursement.

One of our metrics early on, is to track the number of target physicians that have been reached, meaning that we have given an initial introduction to Qutenza. During our Investor Day about 10 days ago, we reported that 845 target physicians had been reached in our first 4 weeks of the launch. I am happy to say this number continues to rise and as of last Friday, May 7th, our reach had expanded to 1008 physicians. So you can see that we continue to make progress in getting the word out about Qutenza’s availability.

The focus of this initial targeting is on physicians who primarily treat pain. We identified our target doctors through a screening process based on prescriptions of PHN drugs, high numbers of PHN patients in a practice, physician specialty, and the number of pain procedures performed. While these data are not perfect, they help to identify a target pool of physicians which we then profile with our sales force to refine our targeting. We don’t expect that every physician who writes high volumes of prescriptions of PHN drugs will automatically be a prime candidate for administering Qutenza. Qutenza has the added element of needing a physician practice that has the space and staff available to administer Qutenza. Pain Specialists are initially our primary target because they usually have both the space and staff required. We are creating a network of Qutenza administering physicians to serve as referral centers for those high PHN drug prescribing physicians who may not be equipped to implement the procedure in their practices.

We also spent the first quarter of 2010 establishing a network of clinical educators and reimbursement specialists to complement our sales team. As you know, our sales approach, which we refer to as the “total office call”, is focused on supporting the physician office with education, training and assistance in determining appropriate reimbursement. We believe this strategy will create the maximum long-term commercial opportunity for Qutenza, by focusing on service and training. Education is also an integral part of our effort to introduce Qutenza, and we have fielded a team of medical science liaisons who can assist physicians with their medical questions about Qutenza as well.

Supported by compelling clinical data, the profile of Qutenza is being well-accepted by physicians. They are eager to accept a locally acting solution to treat PHN based on a product that can provide three months of relief from a single treatment. One of the major hurdles to successfully market a pharmaceutical product is attaining reasonable reimbursement, in this case for both Qutenza and the treatment procedure. We started working with CMS, or the Centers for Medicare & Medicaid Services, almost a year ago. This work continued as we received approval and will continue with the regional Medicare contractors via our reimbursement specialists.

To date our progress has been remarkable. As we previously announced, all of the Medicare Administrative Contractors (MACs) that process claims on behalf of CMS have confirmed coverage for Qutenza under Medicare Part B. In fact, just last week we learned CMS revised the Medicare Benefit Policy Manual to allow for products like Qutenza to be eligible for Medicare Part B coverage. Currently, the MACs that process Medicare claims in eight states have published guidance documents on their websites directed at local providers detailing coverage and coding requirements for Qutenza. We are excited to have this confirmation so soon after our request, much earlier than we expected. While obtaining coverage is a key first step in the process, the next and equally important step is establishing a level of reimbursement to be paid to physicians for the Qutenza treatment procedure. This is an ongoing process, with some regional carriers having already established these amounts.

We are also pleased to report ongoing progress with commercial payers where we expect that reimbursement levels may be significantly higher than what is likely to be paid by Medicare. In addition, we continue to make progress toward getting on hospital formularies as Qutenza is on the agenda of many upcoming P&T, or Pharmacy and Therapeutics, Committee Meetings at several key institutions. As we continue to make progress on this front, we expect to improve access to Qutenza for patients covered under these programs.

To coincide with Medicare Part B reimbursement, applications are under review for Qutenza-specific product codes including a temporary C-code for outpatient hospital use and a permanent J-code for use in multiple care settings. We expect that the C-code will be issued during our third quarter and that the J-code will be issued in the first quarter of 2011. While we await the issuance of these codes, we expect that Qutenza will be paid for by Medicare at invoice or at Wholesale Acquisition Costs (WAC) plus 6% until Average Selling Price is established, which will be in our fourth quarter.

With our U.S. launch of Qutenza off to a good start, we are also looking forward to the E.U. rollout during 2010. Our partner Astellas Pharma Europe Ltd. has introduced Qutenza in Germany and plans to make Qutenza available in as many countries of the EU as possible before the end of 2010. We continue to be pleased with our relationship with Astellas and its dedication to maximizing the current and broader potential of Qutenza in neuropathic pain.

Regarding our internal development efforts, we plan to initiate a Phase 2 clinical trial in the second half of this year to evaluate NGX-1998, our capsaicin liquid delivery model. We expect to enroll PHN patients to assess tolerability and safety, as well as select a dose for Phase 3 development.

As you can see, the year 2010 is all about our execution in the market and moving forward with broader opportunities for Qutenza and NGX-1998 in neuropathic pain.

With that said, I’ll turn the call over to Stephen to give you more details on the recent financing, as well as our financials for the first quarter. Stephen…

Stephen Ghiglieri

Thanks, Tony. Our results for the first quarter 2010 are summarized in today’s earnings release which if you don’t already have, may be accessed on our website. In addition, we expect to file our Form 10-Q with the SEC later this week, where you will find more detailed disclosures about our quarterly results.

Before I get into the financials, I want to quickly review our recently announced $40 million financing with Cowen Healthcare Royalty Partners. The financing creates a debt obligation which is secured by and will be repaid through the revenue flows in the Astellas Territory coming to us from our relationship with Astellas. It is important to note that this is not a sale of a royalty interest. Rather, after retirement of the debt through normal repayment or through prepayment at our option, we retain the interests in the royalties and other income from the Astellas Territory. In essence, we have shared the commercial risk of the Astellas Agreement with Cowen while retaining the long term value of the Astellas relationship.

Until the debt is substantially repaid, Cowen will receive 100% of the royalties and milestones due to NeurogesX under the Astellas Agreement. We expect that this debt will have negative amortization until the proceeds from Astellas are sufficient to satisfy the interest we will be recording on the debt – which we will be accruing at a rate just under 20%. When Astellas royalties and milestones are sufficient to meet current interest, we will then begin to see the debt amortize. Of course, the timing to retirement of the debt is based upon the timing and amounts of revenue flows from Astellas.

Importantly, we retain all economics resulting from the U.S. and world markets other than the Astellas Territory, and Cowen Royalty is not entitled to any payment on U.S. sales or other world markets. This is a very desirable feature of the agreement and provides for future financing flexibility as we move forward. We believe the royalty financing structure provides third party validation for the sales potential of Qutenza in the Astellas territory, and significantly strengthens our balance sheet to pursue our growth strategy without diluting our current shareholders.

Further details of the royalty financing agreement were announced in a press release on April 30, 2010 and can be found in our 8-K filed on May 6, 2010.

Turning to first quarter 2010, collaboration revenue for the three months ended March 31, 2010 was $1.8 million, and reflects amortization of upfront payments received in connection with the Astellas Agreement. Amortization began in late September 2009 with the transfer of the E.U. Qutenza marketing authorization from NeurogesX to Astellas. As previously mentioned, we are amortizing the upfront fee of approximately $49 million over an approximately 7 year period, reflecting what we believe to be the longest service period under that agreement – coinciding with our participation in a joint steering committee.

Total operating expenses for the first quarter 2010 were $10.9 million, up from $4.5 million in the year ago period. The year-over-year increase was primarily attributed to our increase in selling, general and administrative expenses (SG&A), marginally offset by a decrease in research and development. Research and development expenses of $2.1 million for the first quarter of 2010 were 9% below the year ago period, largely due to our capitalization of manufacturing costs to inventory, rather than as expenses, as a result of the FDA approval of Qutenza.

SG&A expenses were $8.8 million during the first quarter 2010, up from $2.2 million in the first quarter 2009. The year-over-year increase reflected the hiring and training of our commercial team, preparation of marketing materials, and other activities related to the launch of Qutenza. During the year ago period, we funded only limited pre-commercialization activities while awaiting U.S. and E.U. approvals for Qutenza.

Net loss for the first quarter of 2010 was $9.2 million, compared to a net loss of $4.6 million for the first quarter of 2009. Net loss per share was $0.52 per share and $0.26 per share for the three months ended March 31, 2010 and 2009, respectively, based on weighted average shares outstanding of 17.7 million and 17.6 million, respectively. The weighted average shares used in computing net loss per share for both periods presented exclude anti-dilutive securities, such as stock options and warrants.

Cash, cash equivalents and short-term investments were $40.1 million at March 31, 2010, compared to $50.6 million at December 31, 2009. Our cash used during the first quarter included $2.8 million of spending related to the payment of sublicense fees due to the University of California as a result of our receiving the upfront payments from Astellas as well as payment of our 2009 employee bonus plan obligations. As a reminder, our cash position at March 31, 2010 does not include the $40 million received under our royalty financing agreement.

Factoring in the recent financing, our current cash position is expected to fund our operations for at least the next 12 months. Our expectation is that our cash burn over the next few quarters will likely average in the range of $10 - $12 million although our second quarter cash burn could be somewhat higher due to launch related costs.

Regarding the Qutenza launch and 2010 outlook, we remain committed to our near-term investment in the total office call as our strategy to ensure the highest long term value for the Qutenza franchise. As I’ve mentioned on these calls before, our focus on education, training and service, which is similar to the approach used with medical devices, may result in lower initial sales volumes than might otherwise be expected. As a result, we believe that revenue as a marker of Qutenza success will not be a relevant discussion until perhaps 4 to 8 quarters from launch, at which time, we believe that a basis may then exist to project future growth rates for Qutenza. In particular, initial reported revenues will also be impacted by our launch programs which include extended payment terms to our distributors and in turn the physicians who order Qutenza. We expect that revenue will be deferred until ultimate collection of orders placed through at least June 30, and perhaps longer.

Finally with respect to revenue, we remind you that Qutenza is not the typical pharmaceutical product, in that this is not a daily use product – one of the key benefits of Qutenza, the long lasting relief patients can experience from a single 60 minutes application of Qutenza, makes the re-use pattern quite different from other pharma products.

In lieu of revenue, we have discussed in the past our plans to focus on non-revenue markers of our progress. The initial numbers, which are updated from the Investor Day we held about 10 days ago and reflect data through this past Friday, are as follows:

•	We have reached 1008, or 93% of our Phase I target accounts which includes physician practices and institutions.

•	Nearly 500 accounts, or approximately 50% of the accounts reached have requested training. Approximately 80% of those have scheduled training and of the scheduled trainings, 50% have been completed.

•

With regard to benefit adjudication and the effectiveness of our efforts to ensure that patients have access to Qutenza, of all of the benefit investigations that have been initiated, we have yet to have a coverage request declined.

We are pleased with the progress we are making. Recognizing that sales is a process that can take many months or longer to bear fruit, what we are seeing is what we expected. In the coming quarters, we expect to provide additional information related to factory sales, unique accounts ordering the product and other relevant metrics to help you understand how the launch is progressing.

Before we wrap up the call for questions, I would like to take a minute to review our 2010 expense projections. As previously guided, we expect to incur expenses in the mid-20 million dollar range related to sales, marketing, and reimbursement support. We expect these costs to be fairly consistent across the year, however, they may ramp up a bit towards late 2010. We continue to anticipate these costs increasing in 2011, perhaps into the high-20 million dollar range, but will make these adjustments as we move forward and evaluate Qutenza’s progress in the market.

In 2010 we expect to spend $14 to $16 million on our development efforts, which include moving NGX-1998 back into the clinic with a Phase 2 trial; funding limited preclinical work with our prodrug platform; and supporting follow-on Qutenza studies. Finally, for G&A, which includes our medical affairs and commercial operations groups, we expect to spend in the range of $15 to $17 million. This is an updated number from the $8 to $10 million G&A estimate that we shared during the Investor Day which erroneously excluded the commercial operations and medical affairs numbers for 2010.

That is it for the financial update. We will now open the call up for questions.

Operator?

Q&A Session

Anthony DiTonno: (Wrap-up statement)

Thank you all for your continued interest in NeurogesX. These are exciting times and we look forward to keeping you informed of our progress as we continue our launch of Qutenza.

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